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                                  EXHIBIT 99.1

                                  PRESS RELEASE

K-FED BANCORP                                                  1.626.339.9663
1359 N. GRAND AVENUE                                           WWW.K-FED.COM
COVINA, CALIFORNIA 91722-5107

                              FOR IMMEDIATE RELEASE
                              ---------------------

For Additional Information Contact:
K. M. Hoveland (626) 339-9663
k.hoveland@kaiserfederal.net

                    K-FED BANCORP DECLARES QUARTERLY DIVIDEND

        Covina, California - November 21, 2005 - K-Fed Bancorp announced today that its Board of Directors has declared a quarterly cash dividend of $0.07 per share on its common stock. The dividend will be paid on December 16, 2005 to the shareholders of record as of the close of business on December 2, 2005.

        Net income for the three months ended September 30, 2005 was $1.1 million with earnings for basic and diluted shares of $0.08 per share.

        K-Fed Mutual Holding Company, parent company of K-Fed Bancorp holding 8,861,750 of the outstanding shares, waived its receipt of the dividend.

        K-Fed Bancorp is the parent corporation for Kaiser Federal Bank, a federally chartered savings association headquartered in Covina, California. The Bank operates three full service offices and two financial service centers in southern and northern California, as well as a statewide network of over 30 ATMs.

K-Fed Bancorp stock trades on NASDAQ under the KFED symbol, for additional information, visit WWW.K-FED.COM or WWW.KAISERFEDERAL.COM.